                           Exhibit 10.1

AMENDMENT NUMBER [ONE] [TWO] (the “Amendment”), dated as of October 25, 2010, between OLIN CORPORATION, a Virginia corporation (“Olin”), and [____________] (the “Executive”), to the Executive Agreement (the “Executive Agreement”), dated as of [__________], between Olin and the Executive.

WHEREAS on October 16, 2008, and on August 19, 2009, the Compensation Committee of Olin determined, in accordance with Section 3 of the Executive Agreement, to extend the term of the Executive Agreement for an additional year, from January 26, 2011 to January 26, 2012, and from January 26, 2012 to January 26, 2013, respectively, with changes to apply during the extended term to the method of calculating severance thereunder in order to address guidance from the Internal Revenue Service (the “IRS”) that relates to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS the extension of the Executive Agreement contemplates amendment of the Executive Agreement prior to January 26, 2011, to address guidance from the IRS that relates to Section 162(m) of the Code.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Amendment to Section 1(c)(ii)(B).  Section 1(c)(ii)(B) shall be deemed to have been deleted and the following section shall be deemed to have been inserted in its place:

“(B) Executive’s then current ICP standard in respect of the year in which the date of Termination occurs (the “Current ICP Standard”), provided that if (x) Executive was reasonably expected by Olin to be a “covered employee” (within the meaning of Section 162(m) of the Code) for the taxable year of Olin in which the date of Termination occurs, (y) the ICP standard that Executive would have been eligible to receive for such year was originally intended by Olin to satisfy the performance-based exception under Section 162(m) of the Code (without regard to any entitlement to payment upon termination of employment) and (z) as of the date of Termination, Executive had been employed by Olin for a period of time sufficient to have an ICP standard for the fiscal year preceding the fiscal year in which the date of Termination occurs (the conditions in the foregoing clauses (x), (y) and (z) are hereinafter referred to collectively as the “162(m) Conditions”), the reference above to Executive’s Current ICP Standard shall be replaced by a reference to the product of (1) Executive’s annual base salary as of the date of Termination and (2) a fraction, the numerator of which is Executive’s ICP standard for the fiscal year immediately preceding the fiscal year in which the date of Termination occurs and the denominator of which is Executive’s annual base salary for such year (such product, the “Adjusted Prior Year ICP Standard”).

SECTION 2. Amendment to Section 5(a).  Section 5(a) is hereby amended by adding the following sentence immediately after the penultimate sentence of such section:

“Notwithstanding the foregoing, in the event that the 162(m) Conditions exist, the formula for calculating the prorated ICP award for the calendar year of Termination set forth in the immediately preceding sentence shall be replaced by a reference to Executive’s Adjusted Prior Year ICP Standard, which shall be subject to the same terms and conditions regarding proration and timing of payment as set forth in the immediately preceding sentence.”

SECTION 3.   Governing Law; Construction.  This Amendment shall be deemed to be made in the Commonwealth of Virginia, and the validity, interpretation, construction and performance of this Amendment in all respects shall be governed by the laws of the Commonwealth of Virginia without regard to its principles of conflicts of law.  No provision of this Amendment or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or drafted such provision.

SECTION 4.   Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties to the Executive Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Executive Agreement, all of which shall continue in full force and effect.  This Amendment shall apply and be effective on and following January 26, 2011 only with respect to the provisions of the Executive Agreement specifically referred to herein.  On and after January 26, 2011, any reference to the Executive Agreement shall mean the Executive Agreement as modified hereby.  For the avoidance of doubt, the parties’ rights and obligations under the Executive Agreement will continue in effect until January 26, 2011, without regard to any of the changes set forth in this Amendment.

SECTION 5.   Counterparts.  This Amendment may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the date first written above.

OLIN CORPORATION,
by
______________________
Name: Title:

EXECUTIVE,
______________________
[Name]